Exhibit 99.1

Tellurian business update April 2019

2 Disclaimer

Tellurian is capturing LNG value Business update 3 Strong global fundamentals call for ~100 mtpa of additional U.S. LNG Tellurian developing ~$30 billion of assets to generate ~$8 cash flow per share annually Guaranteed EPC with Bechtel differentiates Tellurian and secures project execution

Tellurian signs agreements with Total

Heads of Agreement ("HOA") with Total

- Total Delaware, Inc. ("Total") signs HOA to make $500 million equity investment in Driftwood project and for Total to purchase 1 mtpa of LNG
- Total to purchase 1.5 mtpa of LNG from Tellurian Marketing's LNG offtake volumes from the Driftwood LNG export terminal
  - FOB, minimum term of 15 years
  - Price based on Platts Japan Korea Marker ("JKM")

Common stock purchase agreement with Total

- Total to purchase ~20 million additional shares in Tellurian for $200 million upon[1]:
  - Shareholder approval
  - Final investment decision ("FID")
  - Tellurian's purchase of 7.2% of Driftwood equity

Project advancement

- Tellurian launching binding open season on the Permian Global Access Pipeline, connecting the fastest growing U.S. oil and gas basin to global gas markets
- Tellurian Marketing to purchase an equity interest[2] in Driftwood project and 2 mtpa of LNG with anticipated private equity funding
  - Tellurian's LNG volumes from Driftwood project will increase to 13.6 mtpa at full development
- Tellurian anticipates reaching FID on Driftwood project in 2019
- Improvements in U.S. gas production continue to reduce costs; in combination with operating and financing efficiencies, Tellurian expects to deliver LNG FOB U.S. Gulf of Mexico for $3.50/mmBtu

Note: (1) Common stock purchase agreement executed with Total Delaware, Inc. at $10.064/share.
(2) Tellurian Marketing to purchase 7.2% equity interest in Driftwood project.

4 Business update

TELLURIAN

Growing list of expected partners and customers Business update 5 Potential partner Proposed off-take Proposed volume Credit rating(1) Driftwood project Equity investor 1.0 mtpa A+/Aa3/AA- Equity investor Under review Baa2 (Moody’s) Tellurian Marketing JKM linked 1.5 mtpa A+/Aa3/AA- JKM linked (Equity investment under review) 1.5 mtpa Unrated Notes: (1) Parent credit ratings denote S&P/Moody’s/Fitch, unless noted otherwise.

PGAP binding open season to launch


Lubbock
TEXAS
Abilene
Fort Worth
Dallas
Midland
Odessa
Waha
Crane
Upton
Reagan
Tom Green
Irion
Concho
McCulloch
PGAP
San Saba
Mills
Lampasas
Coryell
McLennan
Limestone
Falls
Robertson
Leon
Houston
Trinity
Polk
Tyler
Jasper
Newton
Beauregard
Allen
Fort Stockton
Pecos
LOUISIANA
Gillis
Driftwood PL
Lake Charles
Driftwood LNG Plant
Beaumont
Austin
Houston
San Antonio
Victoria
Corpus Christi

Permian Global Access Pipeline overview

- Binding open season expected to launch April 8, 2019
- 625 mile, 42-inch direct line from Waha (Pecos, TX) to Gillis, LA
- 2.0 bcf/d capacity
- Estimated cost of ~$3.7 billion

Supply rationale

- Natural gas production in the Permian is expected to exceed 16-20 bcf/d by 2023
- The Permian is flaring ~400 mmcf/d of natural gas due to natural gas pipeline infrastructure constraints
- PGAP connects stranded Permian gas to growing demand in Southwest Louisiana

Sources: Rystad, IHS, Goldman Sachs, Tellurian analysis.

6 Business update
TELLURIAN

Final Investment Decision expected in 2019 Business update 7 Fully-wrapped EPC contract Draft FERC EIS Final FERC EIS Final FERC Order Final Investment Decision Notice to Proceed to Bechtel First LNG Milestone Target date November 2017 September 2018 January 2019 1H 2019 2019 2019 2023

Social media Contact us Amit Marwaha Director, Investor Relations & Finance +1 832 485 2004 amit.marwaha@tellurianinc.com Joi Lecznar SVP, Public Affairs & Communication +1 832 962 4044 joi.lecznar@tellurianinc.com 8 Business update @TellurianLNG